Exhibit 99.1

PRESS RELEASE

Contact:	Paul Bowman (financial community) (408) 748-5227	Dave Miller (editorial/media) (408) 563-9582

Applied Materials Announces Management Change and

Names Nancy H. Handel as Chief Financial Officer

SANTA CLARA, Calif., October 25, 2004 — Applied Materials, Inc. (Nasdaq: AMAT) announced today that Nancy H. Handel, group vice president, has been named chief financial officer, effective immediately. Joseph R. Bronson, former CFO, resigned from the company effective October 22, 2004 to pursue other interests.

Handel, a 19-year veteran of Applied Materials, held the post of deputy chief financial officer, corporate controller and principal accounting officer for the past four years. In this position, she was responsible for external reporting and operations finance, including product groups and regions worldwide. During her tenure she has performed a variety of key financial executive roles for Applied Materials, including 13 years as treasurer. Most recently, she was instrumental in driving the successful restructuring of the company, which delivered substantial operational returns.

“Nancy has the capability and experience to be an outstanding CFO,” said Mike Splinter, president and CEO of Applied Materials. “Her contributions have been vital to growing Applied into an industry leader.”

Prior to joining Applied Materials, Handel held treasury and financial management positions at Raychem Corporation, Crown Zellerbach and The Aviation Group. She has a B.S. degree in Economics from Purdue University, an M.B.A. from The Ohio State University and is a graduate of the Stanford Executive Program. Active in the community, Handel served on the Board of Directors for the Girl Scouts of Santa Clara County from 1991 to 2004, including the last six years as board president. She also is a member of the Advisory Board of Community Foundation Silicon Valley and served as a member of the Alumni Board of Directors of the Krannert School of Management at Purdue University. She is a member of the Women of Silicon Valley Advisory Council.

“We are grateful to Joe for his many accomplishments and contributions over the last 20 years,” Splinter said. “We wish him well in his future endeavors.”

Bronson’s resignation was not related to the company’s financial condition, financial statement disclosures or accounting practices.

Applied Materials will discuss this management change in a brief conference call today beginning at 2:30 p.m. Pacific Time. The call will be webcast on Applied Materials’ Web site (www.appliedmaterials.com) under the “Investors” section. Applied Materials will discuss its fourth quarter and fiscal year results, along with its outlook for the first fiscal quarter of 2005, as scheduled on Wednesday, November 17, beginning at 1:30 p.m. Pacific Time.

Applied Materials, Inc. (Nasdaq:AMAT) is the largest supplier of equipment and services to the global semiconductor industry. Applied Materials’ web site is www.appliedmaterials.com.